Exhibit (p)(3)

CODE OF ETHICS

The Code of Ethics (“Code”) sets out standards for business conduct based on fundamental principles of openness, integrity, honesty, and trust, as well as our fiduciary duties. The purpose of the Code is to convey to our employees the importance we place on ethical and lawful conduct, and to educate our employees on how to live up to not only the letter of the law, but also to our company’s core values.

1. FIDUCIARY DUTY

We owe a fiduciary duty to all of our clients and we recognize and understand the requirements of this duty and act accordingly. As part of the fiduciary duty, we owe to all our clients:

•	Duty of loyalty;
•	Duty to act in clients’ best interest;
•	Duty to act with care in handling client matters; and
•	Duty to avoid conflicts of interest.

We put the interests of our clients ahead of our own. We cannot favor or give preference to any advisory client over any other client. In order to avoid any and all actual, potential, or the appearance of a conflict of interest, we are all strictly prohibited from having personal interest in any matters that may bias the performance of our duties. We cannot waive or negotiate away our fiduciary or other duty that we owe to our clients.

2. EXPLICIT PROHIBITIONS

We cannot:

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Knowingly compete with, aid, or advise any person, firm, or corporation in competing with us in any way, or engage in any activity in which our personal interests in any manner conflict, or might conflict, with those of the company or our clients.

•	Be employed by or have, directly or indirectly, a significant financial interest in any business that is engaged in the same or similar lines of business as the company.

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Accept or request, directly or indirectly, any favor or thing of value from any person, firm, or non-affiliated corporation, negotiating, contracting, or in any way dealing with the company, if the favor or thing of value might influence negotiations, contracts, or transactions; and if we are offered any favor or thing of value, directly or indirectly, we shall immediately report it to the Compliance Department.

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Directly or indirectly, give any favor or thing of value to, or engage in the entertainment of, any person, firm, or non-affiliated corporation, negotiating, contracting, or in any way dealing with the company, except as may be consistent with generally acceptable ethical standards, our policies and procedures, and accepted business practices and not in violation of any applicable law or client standard of conduct.

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Accept or offer gifts and entertainment; make political or charitable contributions, to obtain or retain client business or contracts with government entities inconsistent with, or in violation of, our Gifts and Entertainment, and Political Contributions Policies. We cannot consider current or anticipated business relationships as a factor in soliciting political or charitable contributions. Some clients of the Company require that we disclose all political contributions and solicitations

Exhibit (p)(3)

for contributions to or concerning any of their elected or appointed officials. Employees may be required to certify to the company that they are in compliance with these guidelines. For more information, see our Gifts and Entertainment, and Political Contributions Policies.

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Participate in any negotiations or dealings of any sort with any person, firm, or non-affiliated corporation in which we individually have, directly or indirectly, an interest, whether through a personal relationship that is more than mere acquaintance, or through stockholding or otherwise, except an ordinary investment not sufficient to in any way affect our judgment, conduct, or attitude in the matter, or give us a personal interest therein.

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Receive, in addition to our regular salary, fees, or other compensation, any money or thing of value, directly or indirectly, or through any substantial interest in any non-affiliated corporation or business of any sort, or through any personal relationship, for negotiating, procuring, recommending, or aiding in any purchase, sale, or rental of property or any loan made by or to the company; nor shall we have any financial or other personal interest, directly or indirectly, or through any other non-affiliated corporation or business or through any personal relationship, in a purchase, sale, rental or loan. Give or release to anyone, unless properly authorized, any information of a confidential nature concerning the company or our clients.

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Use material non-public information, personally or on behalf of others, for trading of securities. We shall report to the Compliance Department personal investment holdings of and transactions relating to all covered securities as defined in our Material Non-Public Information and Personal Trading Policies.

All employees annually acknowledge receipt of and understanding of the policies, procedures and practices contained within the Compliance Manual. We place great importance on the Code of Ethics and expect all employees to strictly comply. Any and all violations, past or current, and any concerns of potential foreseeable future violations should be addressed to the Compliance Department immediately. Failure to report either known violations committed by others or information learned that may indicate a potential for future violation of this Code by another member will be deemed a personal violation by the non-disclosing member.